Exhibit (b)(1)

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

H.I.G. WHITEHORSE HOLDINGS, LLC

A Delaware Limited Liability Company

Dated as of January 1, 2012

THE SECURITIES REPRESENTED BY THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND, AS SUCH, THEY MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE SECURITIES HAVE BEEN QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS SUCH QUALIFICATION AND REGISTRATION IS NOT LEGALLY REQUIRED. TRANSFERS OF THE SECURITIES REPRESENTED BY THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT ARE FURTHER SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS SET FORTH HEREIN.

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

INDEX OF DEFINED TERMS

Page
Act	1
Additional Interests	1, 8
Affiliate	1
Agreement	1, 2
Allocation Procedures	18
Capital Account	2
Capital Contribution	2, 9
Certificate	3, 7
Code	3
Company	1
Confidential Information	10
control	1
controlled by	1
controlling	1
Depreciation	3
Existing Members	1, 3
Fiscal Year	3
Gross Asset Value	3
Indemnified Party	4
Independent Accountants	4
Investment Adviser	4
Losses	5
Manager	4, 12
Member	4
Membership Interest	4
Officer/Employee Indemnified Party	4, 16
Officers	4, 12
Percentage Interest	4
Permitted Transferee	5
Person	5
Profits	5
Quarterly Net Asset Value Calculation	6, 18
Regulations	6
relatives	5
Securities Act	6
Subsidiary	6
Tax Matters Member	6, 15
under common control with	1
Units	6

v

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

H.I.G. WHITEHORSE HOLDINGS, LLC

A Delaware Limited Liability Company

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of H.I.G. WhiteHorse Holdings, LLC (the “Company”) dated as of January 1, 2012 is entered into by and among the Company, the Investment Adviser and each of the other Persons (as defined below) executing this Agreement (the “Existing Members”) and those other Persons who become Members (as defined below) of the Company from time to time, as hereinafter provided.

ARTICLE I

DEFINITIONS

1.1. Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. All references to Articles and Sections refer to Articles and Sections of this Agreement, and all references to Exhibits are to Exhibits attached hereto, each of which is made a part hereof for all purposes. This Agreement and any provision of it shall not be construed against the party that drafted the Agreement or such provision.

1.2. Certain Definitions.

(i) “Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et. seq.), and any successor statute, as amended from time to time.

(ii) “Additional Interests” has the meaning set forth in Section 3.1 hereof.

(iii) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of an investment in the Company. For the purpose of this definition, the term “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(iv) “Agreement” means this Limited Liability Company Operating Agreement of the Company, dated as of the date hereof, as may be amended from time to time.

(v) “Capital Account” means, with respect to any Member, the Capital Account maintained in accordance with the following provisions:

(1) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 6.1(e) hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;

(2) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 6.1(e) hereof, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company; and

(3) In determining the amount of any liability for purposes of Sections 1.2(g)(i) and 1.2(g)(ii) hereof, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Members shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members), are computed in order to comply with such Regulations, the Members may make such modification; provided that it is not likely to have a material adverse effect on the amounts distributable to any Member pursuant to Section 13 hereof upon the dissolution of the Company. The Members also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

(vi) “Capital Contribution” has the meaning set forth in Section 4.1 hereof.

(vii) “Certificate” has the meaning set forth in Section 2.1 hereof.

(viii) “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

(ix) “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that (i) if the Gross Asset Value of an asset differs from its adjusted tax basis and such difference is being eliminated by use of the “remedial method” defined by Regulations Section 1.704-3(d), Depreciation for such Fiscal Year shall be the amount of book basis recovered for such Fiscal Year or other period under the rules prescribed by Regulations Section 1.704-3(d)(2), and (ii) if the Gross Asset Value of any other asset differs from its adjusted tax basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

(x) “Existing Members” has the meaning set forth in the preamble.

(xi) “Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year except as otherwise decided by the Manager or required by the Code and Regulations.

(xii) “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for Federal income tax purposes, except as follows:

(1) the Gross Asset Value of any asset contributed by a Member to the Company is the gross fair market value of such asset as determined by the Manager at the time of contribution;

(2) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined in good faith by the Manager, including as of the following times: (A) the acquisition of any Additional Interest in the Company by any new or existing Member in exchange for services or more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Additional Interest in the Company; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) or at such other times as the Manager deems necessary to reflect the intended economic interests of the Members in the Company; provided, however, that the adjustments pursuant to clauses (A) and (B) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

(3) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Manager.

If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subparagraph (i) or (ii) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profit or Loss.

(xiii) “Indemnified Party” means a party seeking indemnification under Article XI hereof.

(xiv) “Independent Accountants” means Crowe Horwath LLP, or any replacement certified public accounting firm approved by the Manager.

(xv) “Investment Adviser” means Bayside Capital, Inc. or such other investment adviser of the Company as the Manager may appoint pursuant to Section 7.3 hereof.

(xvi) “Manager” has the meaning set forth in Section 7.1 hereof.

(xvii) “Member” means (i) the Existing Members and (ii) any Person hereafter admitted to the Company as a member as provided in this Agreement, but shall not include any Person who has ceased to be a member in the Company.

(xviii) “Membership Interest” means a Member’s entire interest in the Company, including such Member’s economic interest, the right to vote on or participate in the Company’s management and the right to receive information concerning the business and affairs of the Company, in each case, to the extent expressly provided in this Agreement or required by the Act.

(xix) “Officer/Employee Indemnified Party” has the meaning set forth in Section 11.1 hereof.

(xx) “Officers” has the meaning set forth in Section 8.1 hereof.

(xxi) “Percentage Interest,” with respect to each Member, means a fraction expressed as a percentage, the numerator of which is the number of Units held by such Member, and the denominator of which is the aggregate number of all outstanding Units.

(xxii) “Permitted Transferee” shall mean, with respect to any Person who is an individual, any of: (i) (A) such Person’s spouse, (B) the ancestors and descendants (whether natural or adopted) of such Person and of such Person’s spouse, (C) such Person’s parents’ descendants and (D) any spouse of the foregoing individuals (collectively, “relatives”); (ii) the personal representative of such Person; (iii) the trustee of any trust for the primary benefit of such Person and/or such Person’s relatives; and (iv) any limited partnership, limited liability company or corporation of which the sole owners of partnership interests, membership interests or any other equity interests are, and shall remain, limited to such Person and such Person’s relatives; provided that the determination of whether the transferee of a Permitted Transferee pursuant to (i), (ii), (iii) and (iv) above is also a Permitted Transferee shall be made by reference to the Person who first acquired the Units that are the subject of the subsequent transfer, not by reference to the transferring Permitted Transferee in such subsequent transfer. “Permitted Transferee” shall mean, with respect to any Person that is an entity, (i) any of its stockholders, members, partners or other equity interest holders or (ii) any Affiliate of such Person.

(xxiii) “Person” shall mean an individual, a corporation, partnership, trust, limited liability company, organization, association, government or any department or agency thereof, or any other individual or entity.

(xxiv) “Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(l) of the Code shall be included in taxable income or loss), with the following adjustments:

(1) Income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss.

(2) Expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as such expenditures pursuant to Regulations Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss.

(3) In the event the Gross Asset Value of the Company is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses.

(4) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

(5) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year computed in accordance with Section 1.2(k) hereof.

(6) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss

(if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.

(7) Any items which are specially allocated pursuant to Sections 6.1(b) and 6.1(c) shall not be taken into account in computing Profits or Losses.

(8) The amounts of items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 6.1(b) and 6.1(c) shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

(xxv) “Quarterly Net Asset Value Calculation” has the meaning set forth in Section 12.3 hereof.

(xxvi) “Regulations” means the United States Treasury Regulations promulgated under the Code.

(xxvii) “Securities Act” means the Securities Act of 1933, as amended from time to time.

(xxviii) “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having sufficient ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

(xxix) “Tax Matters Member” has the meaning set forth in Section 10.1 hereof.

(xxx) “Units” means the units representing limited liability company interests in the Company as the Manager may issue from time to time in accordance with the terms of this Agreement.

ARTICLE II

ORGANIZATION

2.1. Formation; Effective Date. The Company was organized as a Delaware limited liability company on December 28, 2011 by the filing of a certificate of formation (the “Certificate”) with the Office of the Secretary of State of the State of Delaware under and pursuant to the Act. This Agreement shall be effective as of the date hereof. To the extent that the rights or obligations of any Member differ by reason of any provision of this Agreement than they would be in the absence of such provisions, this Agreement shall, to the extent permitted by the Act, control.

2.2. Name. The name of the Company is “H.I.G. WhiteHorse Holdings, LLC” or such other name as the Manager may designate from time to time.

2.3. Registered Agent; Offices. The registered agent and office of the Company required by the Act to be maintained in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, or such other agent or office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by applicable law. The principal office of the Company shall be located at such place within or without the State of Delaware, and the Company shall maintain such records as the Manager shall determine from time to time. The Company may have such other offices as the Manager may designate from time to time.

2.4. Purpose.

(a) The purpose and business of the Company shall be (i) to carry on any lawful business, purpose or activity permitted to be carried on by limited liability companies under the Act, (ii) to exercise all rights and powers granted to the Company under this Agreement and any other agreements contemplated hereby, as the same may be amended from time to time and (iii) to engage in any other lawful acts or activities incidental or ancillary thereto as the Manager deems necessary or advisable for which limited liability companies may be organized under the Act.

(b) Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to, or for the furtherance of, the purposes set forth in Section 2.4(a).

(c) Subject to the provisions of this Agreement, (i) the Company may enter into and perform any and all documents, agreements and instruments contemplated hereby, all without any further act, vote or approval of any Member and (ii) the Manager may authorize any Person (including any Member) to enter into any agreement and perform any action on behalf of the Company.

2.5. Foreign Qualification. The Manager shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction where the nature of its business makes such qualification necessary or desirable. Subject to the preceding sentence, at the request of the Manager, each Member shall execute, acknowledge and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.6. Potential Liquidity Event. Any determination to consummate an initial public offering or other liquidity event shall be made by the Manager in the Manager’s sole discretion. Each Member acknowledges that the Company has no present intention to conduct an initial public offering and shall have no recourse in the event the Company does not conduct such an offering.

ARTICLE III

UNITS

3.1. Existing Members; New Members.

(a) The name and address of each Member as well as the number of Units owned by each Member shall be maintained by the Manager.

(b) Subject to the provisions of this Agreement, the Company shall have the right to issue or sell to any Person (including Members and Affiliates of Members) any of the following (which for purposes of this Agreement shall be referred to as “Additional Interests”): (i) additional Units; (ii) warrants options or other rights to purchase or otherwise acquire Units; and (iii) any other equity interests in the Company, as approved by the Manager. In order for and prior to any Person being admitted as a new Member in connection with an issuance of Additional Interests or with respect to Membership Interests that have been transferred pursuant to this Agreement or otherwise, such Person shall have delivered to the Company a written undertaking and/or subscription agreement in a form acceptable to the Company to be bound by the terms and conditions of this Agreement and shall have delivered such other documents and instruments as the Company may reasonably determine to be necessary or appropriate in connection with the issuance of Additional Interests to such Person or the transfer of Membership Interests to such Person to effect such Person’s admission as a Member. Upon the delivery of such documents and instruments, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued such Person’s Membership Interest, including such number of Units that correspond to and are part of such Membership Interest.

3.2. Membership Interests; Certification.

(a) The Membership Interests initially shall consist of Units. The Company is authorized to issue up to 100,000,000 Units. Notwithstanding the foregoing, without the written consent of the holders of two-thirds (2/3) of the outstanding Units, the Company may not issue Units other than in connection with the acquisition by the Company of the assets contributed pursuant to the Contribution, Assignment and Assumption Agreement, dated as of January 1, 2012 by and among H.I.G. Bayside Debt & LBO Fund II, L.P., H.I.G. Bayside Loan Opportunity Fund II, L.P. and the Company.

(b) The Units shall be uncertificated, unless the Manager determines to issue certificates to any Members representing the Units of Membership Interests held by such Members. To the extent that a holder of Units is required by the other provisions of this Agreement to deliver or surrender such holder’s certificates representing such Units, then, in the event that the Units are not then held in certificated form, the Company shall provide a form to be completed and delivered by such holder in lieu thereof.

3.3. Liability to Third Parties. Except as to any obligation it may have under the Act to repay funds that may have been wrongfully distributed to it, no Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of a court.

3.4. Lack of Authority. No Member shall have the authority or power in his, her or its capacity as a Member, without more, to act for or on behalf of the Company, to do any act that would be binding on the Company or to incur any expenditures on behalf of the Company.

3.5. Withdrawal. A Member does not have the right to withdraw from the Company as a Member (except in connection with a transfer of its Units in accordance with this Agreement), and any attempt to violate the provisions hereof shall be legally ineffective.

3.6. Potential Conflicts with Legal Counsel. Each Member hereby waives any actual or potential conflicts of interest between such member and any legal counsel to the Company.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1. Contributions. Each Member shall make, shall have made or shall be required to make any Capital Contribution as provided for in this Article IV. No Member shall be required to make any additional Capital Contributions. A Member shall not be entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions. A Capital Contribution is not a liability of the Company or of any Member. As used herein, “Capital Contribution” means any contribution by a Member to the capital of the Company.

4.2. Capital Contributions. Each Member must make a Capital Contribution of fifteen dollars ($15) to acquire a Unit.

ARTICLE V

MEMBER RIGHTS

5.1. Transfer Restrictions; Confidentiality.

(a) None of the holders of Units or any of their respective Permitted Transferees shall sell, transfer or otherwise dispose of its Units including to a Permitted Transferee without the prior written consent of the Manager, which consent shall not be unreasonably withheld. Each holder of the Units agrees and acknowledges that the Units have not been registered under the Securities Act, and that the Units may not be transferred except in a transaction exempt from, or not subject to, the registration requirements of the Securities Act.

(b) Without the prior written consent of the Company, no holder of Units may disclose, or cause its directors, agents, advisors, officers, employees, attorneys, accountants, stockholders or interest-holders, authorized representatives or affiliates to disclose, at any time, the terms of its investment in the Units, the existence or status of negotiations with respect thereto (including the name of the Company or the names of other investors in the Company in any manner, context or format) or any material, non-public information regarding the Company provided to such holder in its capacity as a holder of the Units (collectively, the “Confidential Information”); provided that any such holder may disclose (i) Confidential Information if and to the extent required by law, regulation or applicable judicial decisions, (ii) to its investors and lenders who are subject to similar obligations of confidentiality and (iii) the name of the Company and the notice of its investment in the Company with the prior written consent of the Company, which consent shall not be unreasonably withheld. Prior to any such disclosure of Confidential Information, the holder of Units shall give the Company an opportunity to review the applicable disclosure to provide comments thereto, which comments such holder shall use its reasonable best efforts to accommodate.

5.2. Termination of Rights. All rights of, or restrictions imposed upon, all Members under this Agreement shall terminate upon the earlier of the conversion of the Company to a Delaware corporation or pricing of an initial public offering of equity securities of the Company; provided that Section 11.1 (solely with respect to actions occurring on or prior to such date) shall survive any such conversion or pricing.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

6.1. Allocations.

(a) Except as otherwise provided in Sections 6.1(b) through 6.1(e), the items of income, expense, gain and loss of the Company comprising Profits or Losses for a Fiscal Year shall be allocated among the persons who were Members during such Fiscal Year in accordance with Percentage Interests.

(b) Loss Limitation. Losses allocated pursuant to Section 6.1(a) hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have a negative Capital Account balance at the end of any Fiscal Year (after taking into account the adjustments, allocations and distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)). In the event some but not all of the Members would have negative Capital Account balances as a consequence of an allocation of Losses pursuant to Section 6.1(a) hereof, the limitation set forth in this Section 6.1(b) shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to such Member under Regulations Section 1.704-1(b)(2)(ii)(d). Allocations of Profit and Loss for the periods after a period to which this Section 6.1(b) applies shall be made in a way that, to the extent possible, reverses the effects of any limitations on allocations of Losses pursuant to this Section 6.1(b).

(c) Compliance with Regulations. The allocations set forth in Section 6.1(a) are intended to allocate Profits and Losses to the Members in compliance with the requirements of Section 704(b) of the Code and the Regulations promulgated thereunder. If the Manager reasonably determines that the allocation of Profits or Losses for any period pursuant to the provisions of Section 6.1(a) does not satisfy the “substantial economic effect” safe harbor of Section 704(b) of the Code or the Regulations promulgated thereunder (including the minimum gain and partner minimum gain chargeback requirements of Regulations Section 1.704-2 and the qualified income offset requirement of Regulations Section 1.704-1(b)(2)(ii)(d)), then, notwithstanding anything to the contrary contained in this Agreement, items otherwise included in the computation of Profits and Losses shall be specially allocated in such manner as the Manager shall reasonably determine to be required by Section 704(b) of the Code and the Regulations promulgated thereunder; provided, however, that if the Manager exercises its authority to make such special allocations, then, notwithstanding the other provisions of this Article VI, but subject to Section 704(b) of the Code and the Regulations promulgated thereunder, the Manager shall specially allocate subsequent Profits or Losses among the Members so as to cause the Members’ respective separate Capital Accounts to have the balances (or as close thereto as possible) that they would have if Profits and Losses were allocated without reference to the special allocations permitted by this Section 6.1(c).

(d) Transfers of Units. All items of Profit, Loss and credit allocable to any Units that may have been transferred or otherwise disposed of shall be allocated between the transferor and the transferee based on an interim closing of the books, as determined in good faith by the Manager; provided, however, that this allocation must be made in accordance with a method permissible under Section 706 of the Code and the Regulations thereunder.

(e) Tax Allocations; Section 704(c) of the Code. Profits, gain, Losses and deductions with respect to any property of the Company shall be allocated, for tax purposes, among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company and its Gross Asset Value in accordance with the principles of Section 704(c) of the Code and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Manager; provided, however, that the Company shall use the “traditional method” pursuant to Regulations Section 1.704-3(b).

Allocations pursuant to this Section 6.1(e) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s share of Profits, Losses, distributions or other items pursuant to any other provision of this Agreement.

6.2. Distributions. Subject to the provisions of this Agreement, the Company may make distributions to the Members from time to time from assets legally available for distribution in amounts determined by the Investment Adviser and any such distributions shall be made on a pro rata basis in accordance with each Member’s Percentage Interest.

ARTICLE VII

MANAGEMENT; THE INVESTMENT ADVISER

7.1. Management. The Company shall be managed by a Person who shall have the title of Manager (the “Manager”). The Manager need not be a Member. The Manager shall have full, exclusive, and complete discretion, power, and authority, subject to the requirements of applicable law, to manage, control, administer, and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting its business and affairs.

7.2. Appointment of a Manager. Each Person serving as Manager shall continue to serve in that capacity until he or she resigns, is declared legally incompetent, or dies. Each Person serving as Manager, while he or she is serving as Manager, may, by written notice to the Members, appoint his or her successor. If a Person serving as Manager is declared legally incompetent or dies, then the personal or legal representatives of such person may, by written notice to the Members, appoint a new Manager. If, at any time, a Manager resigns without appointing a successor or if the personal or legal representatives of an incompetent or deceased Manager fail to appoint a successor to the incompetent or deceased Manager within fifteen (15) days after written demand from any Member, the Members, by a vote by the holders of a plurality of the outstanding Units, may appoint a new Manager. H.I.G.-GP II, Inc. is hereby designated and appointed to be the Company’s initial Manager. If, at any time, the Members are required to select the Manager and they are deadlocked on such selection, any Member may petition a court of competent jurisdiction for the dissolution of the Company.

7.3. The Investment Adviser. Subject to Section 7.1, the Manager shall have the power and authority to delegate to the Investment Adviser, the right to administer the Company’s business activities and day-to-day operations, including, without limitation, the determination of quarterly distributions to be made to the Members, subject to the oversight of the Manager.

ARTICLE VIII

EMPLOYEES OF THE COMPANY

8.1. Designation and Appointment. The Manager may, from time to time, appoint such officers (“Officers”) as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Manager) and authorize such Officers to perform such actions as the Manager may from time to time deem necessary or appropriate in addition to such duties as is customary for an officer of such type for a Delaware corporation. Designation of any Person as an Officer shall not in and of itself vest in such Person any contractual or employment rights with respect to the Company. Any number of offices may be held by the same Person. Officers need not be residents of the State of Delaware. Each Officer shall hold office until his or her successor shall be duly designated and shall have qualified as an Officer or until his or her death or until he or she shall resign (subject to any employment agreement with the Company or any of its Affiliates) or shall have been removed in the manner hereinafter provided. Officers of the Company shall not receive any salaries or other compensation directly from the Company.

8.2. Resignation and Removal. Any resignation by an Officer shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Manager. Any Officer may be removed as such, either with or without cause, at any time by the Manager.

8.3. Duties of Officers Generally. The Officers, in the performance of their duties as such, shall (a) owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware, and (b) keep the Manager reasonably apprised of material developments in the business and affairs of the Company.

ARTICLE IX

MEETINGS OF MEMBERS

9.1. Meetings of Members.

(a) All meetings of the Members shall be held at the principal place of business of the Company or at such other place within or without the State of Delaware as shall be specified or fixed in the notices (or waivers of notice thereof).

(b) Special meetings of the Members for any proper purpose or purposes may be called at any time by the holders of a majority of the outstanding Units. Only business within the purpose or purposes described in the notice (or waiver thereof) required by this Agreement may be conducted at a special meeting of the Members.

(c) All meetings of the Members shall be presided over by the Manager. The Manager may designate any other officer to act as chairman of any meeting of the Members in the absence of the Manager, and the Manager may further provide for determining who shall act as chairman of any meeting of the Members in the absence of the Manager or such designee. The Manager or such other chairman of any meeting of Members shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order.

9.2. Notice. Written notice stating the place, day and hour of any meeting of the Members and, with respect to a special meeting of the Members, the purpose or purposes for which the meeting is called, shall be delivered not less than three (3) nor more than sixty (60) days before the date of such meeting by or at the direction of the Manager, to each Member entitled to vote at such meeting.

9.3. Quorum; Voting.

(a) Except as otherwise provided in the Certificate or this Agreement or required by applicable law, a quorum shall be present at a meeting of Members if the holders of a majority of the Units are represented at the meeting in Person or by proxy.

(b) A Member may vote either in Person or by proxy executed in writing by the Member. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable. Except as otherwise provided in the Certificate or this Agreement or required by applicable law, with respect to any matter, (i) each Unit shall be identical to each other Unit and shall accord the holders thereof the same obligations, rights (including, without limitation, voting rights) and privileges as are accorded to each other holder thereof, (ii) the holders of Units shall vote together as a single class on all matters, and (iii) each Unit holder shall be entitled to cast one vote for each Unit held, and partial Unit voting shall be permitted, and (iv) an affirmative vote of the holders of a majority of the outstanding Units participating at a meeting of Members at which a quorum is present shall be the act of the Members.

9.4. Action by Written Consent. Subject to the provisions of this Agreement, any action which could be taken by the Members at a regular or special meeting of Members may be taken by the Members, without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken is signed by the holders of a majority of the outstanding Units (or holders of such higher aggregate percentage of Units as is required to authorize or take such action under the terms of the Certificate, this Agreement or applicable law), provided that a copy of such consent shall be given to each member promptly thereafter. Any such written consent may be executed and ascribed to by facsimile or similar electronic means.

9.5. Adjournment. The Manager or the holders of a majority of the Units present at the meeting shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If such meeting is adjourned by holders of a majority of the outstanding Units present at the meeting, such time and place shall be determined by a vote of the holders of a majority of the outstanding Units present at the meeting and no notice of the adjourned meeting need be given if such time and place are announced at the meeting at which the adjournment is taken. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

9.6. Merger and Consolidation; Sale of Assets. Subject to the terms of this Agreement, the Company may merge or consolidate with or into one or more limited liability companies or one or more other business entities (as defined in the Act), and the Company may sell, lease or exchange all or substantially all of its property.

ARTICLE X

TAXES

10.1. Tax Matters Member; Tax Returns. The Manager shall cause the Company to prepare and file all necessary U.S. federal, state, local and foreign tax returns for the Company. Each Member shall furnish to the Company all pertinent information (including without limitation Internal Revenue Service Form W-9, W-8BEN, W-8ECI or W-8EXP, as applicable) in its possession relating to Company operations that is necessary to enable the Company’s tax returns to be prepared and filed. H.I.G. Bayside Debt & LBO Fund II, L.P. is hereby designated, and shall serve as, the “tax matters partner” (as defined in Section 6231 of the Code) (the “Tax Matters Member”). The Tax Matters Member shall be authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings and to expend Company funds for professional services and costs associated therewith.

10.2. Tax Allocations and Reports. The Company shall take reasonable efforts so that as soon as they are available after the end of each Fiscal Year, the Manager shall cause the Company to furnish each Member an Internal Revenue Service Schedule K-1, which form shall duly reflect the allocation of income, gain, loss and deduction set forth in Article VI of this

Agreement. Upon the written request of any such Member and at the expense of such Member, the Company shall use reasonable efforts to deliver or cause to be delivered any additional information necessary for the preparation of any federal, state, local and foreign income tax return which must be filed by such Member. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes) shall be paid by such Member, and if paid by the Company, shall be recoverable from such Member (including by offset against distributions otherwise payable to such Member).

10.3. Partnership for U.S. Federal Tax Purposes. As long as the Company remains a Delaware limited liability company, the parties agree to treat the Company as a partnership and to treat all Units as interests in such partnership for U.S. federal income tax purposes and no party shall take any position inconsistent with this characterization in any tax return or otherwise to the extent consistent with applicable law.

ARTICLE XI

INDEMNIFICATION; CORPORATE OPPORTUNITY

11.1. Right to Indemnification.

(a) The Manager shall not be liable to the Company, any Subsidiary of the Company, the Members or any Affiliate of a Member for any loss, damage or claim incurred by reason of any act or omission of the Manager arising from the performance of the Manager’s obligations or duties under this Agreement, except that the Manager shall be liable for any such loss, damage or claim incurred by reason of the Manager’s fraud, willful misconduct or gross negligence. To the fullest extent permitted by applicable law, the Manager shall be entitled to indemnification from the Company for all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in a settlement approved by the Company and counsel fees and disbursements) incurred by the Manager by reason of any act or omission of the Manager arising from the performance of the Manager’s obligations or duties under this Agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which the Manager may hereafter be made party by reason of being or having been the Manager, or as contemplated by Delaware law, a director, officer, employee, partner, member, advisor or agent of the Investment Adviser in such capacity, except that the Manager shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by the Manager by reason of fraud, gross negligence or willful misconduct with respect to such acts or omissions.

(b) No Officer shall be liable for monetary damages to the Company or any Subsidiary of the Company, for any loss, damage or claim incurred by reason of any act or omission arising from the performance of such Officer’s obligations or duties in connection with the Company, except that an Officer shall be liable for any such loss, damage or claim incurred by reason of an act or omission of such Officer not in good faith or an act or omission which involves such Officer’s intentional misconduct or a knowing violation of law.

(c) Any Officer and any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the Person is or was an officer, employee or agent of the Company, or is or was serving at the Company’s request as an officer, employee or agent of another Person (each an “Officer/Employee Indemnified Party”), shall be entitled to indemnification from the Company for (i) expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Officer/Employee Indemnified Party in connection with such action, suit or proceeding if such Officer/Employee Indemnified Party acted in good faith and in a manner such Officer/Employee Indemnified Party reasonably believed to be in or not opposed to the Company’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such Officer/Employee Indemnified Party’s conduct was unlawful and (ii) to the fullest extent permitted by Delaware law, any and all losses, claims, damages, liabilities, that relate to the operations of the Company as set forth in this Agreement.

(d) Advance of Expenses. Expenses incurred by any Person entitled to indemnification pursuant to this Section 11.1 in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding subject to the provisions of any applicable law; provided such expenses shall be required to be repaid to the Company in the event the aforementioned losses are determined by a court of competent jurisdiction to have resulted from actions or omissions for which the Company is not required to indemnify such Person pursuant to this Section 11.1.

11.2. Procedure for Determining Permissibility. To determine whether any indemnification or advance of expenses under this Article XI is permissible, the Manager may, and on request of any Person seeking indemnification or advance of expenses shall be required to, determine in each case whether the applicable standards in any applicable statute have been met. Each of the persons entitled to be indemnified for expenses and liabilities as contemplated above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such person on the Company’s behalf in furtherance of the Company’s interests in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such person will be fully protected for such acts and omissions, so long as such legal counsel or accountants were selected with reasonable care by or on the Company’s behalf. The reasonable expenses of any Person entitled to indemnification pursuant to Section 11.1 in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged by the Company to determine permissibility of indemnification or advance of expenses, shall be borne by the Company.

11.3. Contractual Obligation. The obligations of the Company to indemnify the Manager or an Officer/Employee Indemnified Party under this Article XI, including the duty to advance expenses, shall be considered a contract between the Company and such Person, and no modification or repeal of any provision of this Article XI shall affect, to the detriment of such Person, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal.

11.4. Indemnification Not Exclusive; Inuring of Benefit. The indemnification and advance of expenses provided by this Article XI shall not be deemed exclusive of any other right to which an indemnified Person may be entitled under any statute, provision of the Certificate, this Agreement, vote of Members entitled to vote or otherwise and shall inure to the benefit of the heirs, executors and administrators of any such Person.

11.5. Insurance and Other Indemnification. The Manager shall have the power to (a) authorize the Company to purchase and maintain, at the Company’s expense, insurance on behalf of the Company and on behalf of others to the extent that power to do so has not been prohibited by statute, (b) create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations and (c) give other indemnification to the extent permitted by statute.

11.6. Corporate Opportunities.

(a) Each of the Members shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its Subsidiaries or Affiliates, and the Company and each of its Members, on its own behalf and on behalf of the Members, Subsidiaries and Affiliates hereby renounces and waives any right to require such Member to act in a manner inconsistent with the provisions of this Section 11.6.

(b) The Officers of the Company may have ownership interests in a Member.

(c) The Members acknowledge and agree that the Manager and the Manager’s Affiliates are not restricted from forming additional investment funds, entering into other investment advisory relationships or engaging in other business activities, even though such activities may be in competition with the Company and/or may involve substantial time and resources of the Manager. The Members also acknowledge that the Manager will not be devoted exclusively to the business of the Company, shall devote the Manager’s time and effort to the affairs of the Company as the Manager deems appropriate for the oversight of the management and affairs of the Company and shall not be expected to devote all of the Manager’s time or business efforts to the affairs of the Company.

(d) The Manager and the Manager’s Affiliates shall allocate investment opportunities among the Company and all other investment vehicles sponsored or managed by any of the them in accordance with their respective written allocation procedures, as the same may be amended from time to time (the “Allocation Procedures”). The Manager shall promptly furnish a copy of the Allocation Procedures to any Member upon request. Without limiting the generality of the foregoing, the Manager and the Manager’s Affiliates shall not be obligated to cause the Company to invest in a particular opportunity even if such opportunity is of a character which is suitable for the Company.

ARTICLE XII

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

12.1. Books. The Manager shall maintain in accordance with generally accepted accounting principles in the United States complete and accurate books of account of the Company, which books shall be open to inspection by any Member (or its authorized representative) to the extent required by the Act.

12.2. Company Funds. Except as specifically provided in this Agreement or with the approval of the Manager, the Company shall not pay to, or use for, the benefit of any Member, funds, assets, credit, or other resources of any kind or description of the Company; provided that the foregoing shall not limit the power of the Manager or any Officer to authorize expense reimbursements from the Company’s funds. Funds of the Company shall (a) be deposited only in the accounts of the Company in the Company’s name, (b) not be commingled with funds of any Member and (c) be withdrawn only upon such signature or signatures as may be designated in writing from time to time by the Manager or the Investment Adviser.

12.3. Financial Statements and Information. The Company shall deliver to each holder of Units:

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year and (iii) a statement of Members’ equity as of the end of such year, with such financial statements to be audited and certified by the Independent Accountants;

(b) as soon as practicable, but in any event within thirty (30) days after the end of each fiscal quarter, a calculation of the Company’s net asset value as of the end of such fiscal quarter (each such calculation, a “Quarterly Net Asset Value Calculation”); and

(c) as soon as available after the end of each Fiscal Year, an annual Tax Report on Schedule K-1 and related tax filing information.

In connection with preparation of the Quarterly Net Asset Value Calculation, (i) investments for which market quotations are readily available will be valued at such market quotations as of the end of each quarter and (ii) the Board will engage one or more third-party valuation firms to review the valuation of each investment for which a market quotation is not available promptly following the end of each quarter.

12.4. Inspection Rights. Each Member shall have the right to access all information to which such Member is entitled to have access pursuant to Section 18-305 of the Act; provided that such Member must provide five (5) days’ prior written notice to the Company of the materials such Member requests be made available and the purpose for inspecting such materials. Such materials shall be provided at the offices of the Company during its regular business hours. All expenses of providing the materials requested pursuant to this Section 12.4 including duplicating fees, shall be paid by the Member requesting the information. Anything in this Section 12.4 to the contrary notwithstanding, the Manager shall have the right to keep confidential from the Members, for such limited period of time as the Manager deems reasonable, any information which the Manager reasonably believes to be in the nature of a trade secret or other information the disclosure of which the Manager in good faith believes is not in the best interest of the Company or its business or which the Company is required by applicable law or by agreement with a third party to keep confidential.

ARTICLE XIII

DISSOLUTION, LIQUIDATION, AND TERMINATION

13.1. Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a) the adoption of a resolution by the Manager approving the dissolution and liquidation, and the approval of such action by the affirmative vote of the holders of a majority of the outstanding Units;

(b) holders of at least two-thirds (2/3) of the aggregate outstanding Units vote to dissolve the Company;

(c) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act;

(d) the termination of the legal existence of the last remaining holder of Units or the occurrence of any other event that terminates the continued membership of the last remaining holder of Units, unless the Company is continued without dissolution in a manner provided under this Agreement or the Act; and

(e) the liquidation of the Company’s final investment and the concurrent distribution of all assets of the Company to the Members.

The Company shall not be dissolved by the admission of Members in accordance with the terms of this Agreement. The death, insanity, retirement, resignation, expulsion, bankruptcy or dissolution of a Member, or the occurrence of an event that terminates the continued membership of a Member in the Company, shall not cause the Company to be dissolved and its affairs wound up so long as the Company at all times has at least one Member. Upon the occurrence of any such event, the business of the Company shall be continued without dissolution.

13.2. Liquidation and Termination.

(a) On dissolution of the Company, the Manager may appoint one or more Members or other Persons as liquidator. The liquidator shall wind up the affairs of the Company as provided in the Act and shall have all the powers set forth in the Act. The costs of liquidation shall be a Company expense.

(b) A reasonable period of time shall be allowed for the orderly termination of the Company’s business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. Profits and Losses during the period of liquidation shall be allocated among the Members in accordance with Section 6.1 hereof. Upon satisfaction (whether by payment or by the making of reasonable provision for payment) of the Company’s liabilities, the Company’s property and assets or the proceeds from the liquidation thereof shall be applied and distributed in accordance with the distribution priorities (and subject to the limitations) established in Section 6.2, to the extent not previously satisfied. A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to each Member within thirty (30) days after the distribution of all of the assets of the Company. Such accounting and statements shall be prepared under the direction of the Manager.

13.3. Certificate of Cancellation. On the completion of the winding up of the Company following its dissolution, the Company is terminated, and the liquidator or the Manager (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Office of the Secretary of State of the State of Delaware and cancel any other filings made pursuant to Section 2.5 hereof.

ARTICLE XIV

GENERAL PROVISIONS

14.1. Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be sent under this Agreement must be in writing and must be sent by registered mail, addressed to the recipient, postage paid or by delivering that writing to the recipient in person, by internationally recognized express courier, or by electronic mail; and a notice, request or consent sent under this Agreement is effective on receipt by the Person to receive it. A notice, request or consent shall be deemed received when delivered if personally delivered, or otherwise on the date of receipt by the recipient thereof. All notices, requests and consents to be sent to a Member must be sent to or made at the address ascribed to that Member on the books of the Company or such other address as that Member may specify by notice to the Company and the other Members. Any notice, request or consent to the Company must be sent to the Company at its principal office. Whenever any notice is required to be sent by law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

14.2. Entire Agreement. This Agreement constitutes the entire agreement among the parties on the date hereof with respect to the subject matter hereof and supersedes all prior understandings, contracts or agreements among the parties with respect to the subject matter hereof, whether oral or written.

14.3. Effect of Waiver or Consent. The failure of a Member to insist on the strict performance of any covenant or duty required by the Agreement, or to pursue any remedy under the Agreement, shall not constitute a waiver of the breach or the remedy.

14.4. Amendment. This Agreement may be amended or modified, or any provision hereof may be waived; provided that such amendment, modification or waiver is set forth in a writing executed by the Manager; provided that (a) an amendment that (i) amends the voting rights of the holders of the Units or (ii) would materially and adversely affect the Members shall be effective only if the holders of a majority of the outstanding Units execute such amendment, and (b) an amendment to Section 3.2(a) of this Agreement shall be effective only if the holders of two-thirds (2/3) of the outstanding Units execute such amendment. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

14.5. Binding Act. Subject to the restrictions on transfer set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

14.6. Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

14.7. Consent to Exclusive Jurisdiction. Each of the parties hereto agrees that any legal action or proceeding with respect to this Agreement or any agreement, certificate or other instrument entered into in contemplation of the transactions contemplated by this Agreement, or any matters arising out of or in connection with this Agreement or such other agreement, certificate or instrument, and any action for the enforcement of any judgment in respect thereof, shall be brought exclusively in the Chancery Court of New Castle County, Delaware or the federal courts of the United States of America for the District of Delaware, unless the parties to any such action or dispute mutually agree to waive this provision. By execution and delivery of this Agreement, each of the parties hereto irrevocably consents to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized express carrier or delivery service, to the applicable party at his, her or its address referred to herein. Each of the parties hereto irrevocably waives any objection which he, she or it may now or hereafter have to the laying of venue of any of the aforementioned actions or proceedings arising out of or in connection with this Agreement, or any related agreement, certificate or instrument referred to above, brought in the courts referred to above and hereby further irrevocably waives and agrees, to the fullest extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in any inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

14.8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The Members shall negotiate in good faith to replace any provision so held to be invalid or unenforceable so as to implement most effectively the transactions contemplated by such provision in accordance with the original intent of the Members signatory hereto.

14.9. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, at the expense of the Company each Member shall execute and deliver any additional documents and instruments and perform any additional reasonable acts (so long as such documents, instruments and/or acts do not alter or amend, and which are consistent with, this Agreement) that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

14.10. No Third Party Benefit. Except for the Manager or Officer/Employee Indemnified Party (with respect to Article XI), the Indemnified Parties and the Officer/Employee Indemnified Parties each being an intended beneficiary of this Agreement, the provisions hereof are solely for the benefit of the Company and its Members and are not intended to, and shall not be construed to, confer a right or benefit on any creditor of the Company or any other Person. Covenants and other provisions of this Agreement created in favor of any Person specifically identified herein are solely for the benefit of such Person and are not intended to, and shall not be construed to, confer a right or benefit on any other Person, including, without limitation, any other Member, unless expressly so stated herein.

14.11. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

Remainder of Page Intentionally Blank

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

H.I.G. WHITEHORSE HOLDINGS, LLC

By:	/s/ Richard Siegel
Name: Richard Siegel
Title: Authorized Signatory

H.I.G. BAYSIDE DEBT & LBO FUND II, L.P.

By:	/s/ Richard Siegel
Name: Richard Siegel
Title: Authorized Signatory

H.I.G. BAYSIDE LOAN OPPORTUNITY FUND II, L.P.

By:	/s/ Richard Siegel
Name: Richard Siegel Title: Authorized Signatory